EXHIBIT 2.4

THIS NOTE MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE ALIENATED OR ENCUMBERED WITHOUT THE PRIOR WRITTEN CONSENT OF INVESTOR.

                                                                   State of Utah
$100,000.00                                                        June 17, 2015

                            INVESTOR NOTE #1

FOR VALUE RECEIVED, Typenex Co-Investment, LLC, a Utah limited liability company ("Investor"), hereby promises to pay to Empire Global Corp., a Delaware corporation ("Company", and together with Investor, the "Parties"), the principal sum of $100,000.00 together with all accrued and unpaid interest thereon, fees incurred or other amounts owing hereunder, all as set forth below in this Investor Note #1 (this "Note"). This Note is issued pursuant to that certain Securities Purchase Agreement of even date herewith, entered into by and between Investor and Company (as the same may be amended from time to time, the "Purchase Agreement"), pursuant to which Company issued to Investor that certain Secured Convertible Promissory Note in the principal amount of $335,000.00 (as the same may be amended from time to time, the "Company Note") convertible into shares of Company's Common Stock. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

Principal and Interest. Interest shall accrue on the unpaid principal balance and any unpaid late fees or other fees under this Note at a rate of eight percent (8%) per annum until the full amount of the principal and fees has been paid. Interest shall be computed on the basis of a 365-day year for the actual number of days elapsed. Notwithstanding any provision to the contrary herein, in no event shall the applicable interest rate at any time exceed the maximum interest rate allowed under applicable law, as provided in Section 12 below. The entire unpaid principal balance and all accrued and unpaid interest, if any, under this Note, shall be due and payable on the date that is twenty (20) months from the date hereof (the "Investor Note Maturity Date"); provided, however, that Investor may elect, in its sole discretion, to extend the Investor Note Maturity Date for up to thirty (30) days by delivering written notice of such election to Company at any time prior to the Investor Note Maturity Date.

Payment. Unless prepaid, all principal and accrued interest under this Note is payable in one lump sum on the Investor Note Maturity Date. All payments of interest and principal shall be (i) in lawful money of the United States of America, and (ii) in the form of immediately available funds. All payments shall be applied first to costs of collection, if any, then to accrued and unpaid interest, and thereafter to principal. Payment of principal and interest hereunder shall be delivered to Company at the address furnished to Investor for that purpose.

Prepayment by Investor. Investor may, with Company's consent, pay, without penalty, all or any portion of the outstanding balance along with any accrued but unpaid interest on this Note at any time prior to the Investor Note Maturity Date.

Security; Collateral. Investor may, in its sole discretion, designate collateral (the "Collateral") as it deems fit, as security for Investor's obligations hereunder, which Collateral may be, but is not required to be, real property, a letter of credit with a financial institution determined by Investor in its sole discretion, or pledged membership interests, provided that the net fair market value of the Collateral (net of any outstanding monetary liens) shall not be less than the principal balance of this Note as of the date of any such designation. Upon Investor's designation of Collateral, each of Investor and

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Company shall timely execute any and all documents necessary or advisable in order to properly grant a security interest upon the Collateral in favor of Company.

Release. Company covenants and agrees that in the event that this Note is secured by Collateral, Company shall timely execute any and all documents necessary or advisable in order to release such security interest and Collateral to Investor, or Investor's designee, upon the earlier of (i) the date this Note is paid in full and (ii) the date that is six (6) months and three (3) days following the date such Collateral is given as security for this Note, or such later date as determined in the sole discretion of Investor (the "Release Date"). For the avoidance of doubt, as of the date hereof, there is no collateral securing this Note, and after the Release Date, as applicable, there shall be no collateral securing this Note.

Right of Offset. Notwithstanding anything to the contrary herein or in any of the other Transaction Documents, in the event (i) of the occurrence of any Event of Default (as defined in the Company Note) under the Company Note or any other note issued by Company in connection with the Purchase Agreement, (ii) Investor applies a Default Effect (as defined in the Company Note) under the Company Note, (iii) the Outstanding Balance is automatically increased to the Mandatory Default Amount under the Company Note, (iv) the Company Note is accelerated for any reason, or (v) of a breach of any material term, condition, representation, warranty, covenant or obligation of Company under any Transaction Document; Investor shall be entitled to deduct and offset any amount owing by Company under the Company Note from any amount owed by Investor under this Note (the "Investor Offset Right"), provided that if any of the foregoing events occur and Investor has not yet exercised the Investor Offset Right, the Investor Offset Right shall be automatically exercised on the date that is thirty (30) days prior to the Investor Note Maturity Date (an "Automatic Offset"). Other than with respect to an Automatic Offset, Investor may only elect to exercise the Investor Offset Right by delivering to Company an offset notice in a form substantially similar to Exhibit D to the Company Note or another form of Investor's choosing. In the event that Investor's exercise of the Investor Offset Right under this Section 6 results in the full satisfaction of Investor's obligations under this Note, then Company shall return this Note to Investor for cancellation or, in the event this Note has been lost, stolen or destroyed, Company shall provide Investor with a lost note affidavit in a form reasonably acceptable to Investor.

Default. If any of the events specified below shall occur (each, an "Investor Note Default") Company may declare the unpaid principal balance under this Note, together with all accrued and unpaid interest thereon, fees incurred or other amounts owing hereunder immediately due and payable, by notice in writing to Investor. If any default, other than a Payment Default (as defined below), is curable, then the default may be cured (and no Investor Note Default will have occurred) if Investor, after receiving written notice from Company demanding cure of such default, either (i) cures the default within fifteen (15) days of the receipt of such notice, or (ii) if the cure requires more than fifteen (15) days, immediately initiates steps that Company deems in Company's reasonable discretion to be sufficient to cure the default and thereafter diligently continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical. Each of the following events shall constitute an Investor Note Default:

Failure to Pay. Investor's failure to make any payment when due and payable under this Note (a "Payment Default");

Breaches of Covenants. Investor's failure to observe or perform any other covenant, obligation, condition or agreement contained in this Note;

Representations and Warranties. If any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of Investor to Company in writing in connection with this Note or any of the other Transaction Documents, or as an inducement to Company to enter into the Purchase Agreement, shall be false or misleading in any material respect when made or furnished; and

Involuntary Bankruptcy. If any involuntary petition is filed under any bankruptcy or similar law or rule against Investor, and such petition is not dismissed within sixty (60) days, or a receiver, trustee, liquidator, assignee, custodian, sequestrator or other similar official is appointed to take possession of any of the assets or properties of Investor.

Binding Effect; Assignment. This Note shall be binding on the Parties and their respective heirs, successors, and assigns; provided, however, that neither Party shall assign any of its rights hereunder without the prior written consent of the other Party, except that Investor may assign this Note to any of its Affiliates without the prior written consent of Company and, furthermore, Company agrees that it shall not unreasonably withhold, condition or delay its consent to any other assignment of this Note by Investor.

Governing Law. This Note shall be governed by and interpreted in accordance with the laws of the State of Utah for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws.

Purchase Agreement; Arbitration of Disputes. By acceptance of this Note, each Party agrees to be bound by the applicable terms, conditions and general provisions of the Purchase Agreement and the other Transaction Documents, including without limitation the Arbitration Provisions attached as an exhibit to the Purchase Agreement.

Customer Identification-USA Patriot Act Notice. Company hereby notifies Investor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the "Act"), and Company's policies and practices, Company is required to obtain, verify and record certain information and documentation that identifies Investor, which information includes the name and address of Investor and such other information that will allow Company to identify Investor in accordance with the Act.

Lawful Interest. It being the intention of Company and Investor to comply with all applicable laws with regard to the interest charged hereunder, it is agreed that, notwithstanding any provision to the contrary in this Note or any of the other Transaction Documents, no such provision, including without limitation any provision of this Note providing for the payment of interest or other charges, shall require the payment or permit the collection of any amount in excess of the maximum amount of interest permitted by law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the indebtedness evidenced by this Note or by any extension or renewal hereof ("Excess Interest"). If any Excess Interest is provided for, or is adjudicated to be provided for, in this Note, then in such event:

  - the provisions of this Section 12 shall govern and control;

  - Investor shall not be obligated to pay any Excess Interest;

  - any Excess Interest that Company may have received hereunder shall, at the option of Company, be (i) applied as a credit against the principal balance due under this Note or the accrued and unpaid interest thereon not to exceed the maximum amount permitted by law, or both, (ii) refunded to Investor, or
    (iii) any combination of the foregoing;

  - the applicable interest rate or rates shall be automatically subject to reduction to the maximum lawful rate allowed to be contracted for in writing under the applicable governing usury laws, and this Note and the Transaction Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in such interest rate or rates; and

  - Investor shall not have any action or remedy against Company for any damages whatsoever or any defense to enforcement of this Note or arising out of the payment or collection of any Excess Interest.

Pronouns. Regardless of their form, all words used in this Note shall be deemed singular or plural and shall have the gender as required by the text.

Headings. The various headings used in this Note as headings for sections or otherwise are for convenience and reference only and shall not be used in interpreting the text of the section in which they appear and shall not limit or otherwise affect the meanings thereof.

Time is of Essence. Time is of the essence with this Note.

Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of the Parties to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

Attorneys' Fees. If any arbitration or action at law or in equity is necessary to enforce this Note or to collect payment under this Note, Company shall be entitled to recover reasonable attorneys' fees directly related to such enforcement or collection actions.

Amendments and Waivers; Remedies. No failure or delay on the part of either Party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to either Party hereto at law, in equity or otherwise. Any amendment, supplement or modification of or to any provision of this Note, any waiver of any provision of this Note, and any consent to any departure by either Party from the terms of any provision of this Note, shall be effective (i) only if it is made or given in writing and signed by Investor and Company and (ii) only in the specific instance and for the specific purpose for which made or given.

Notices. Unless otherwise provided for herein, all notices, requests, demands, claims and other communications hereunder shall be given in accordance with the subsection of the Purchase Agreement titled "Notices." Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by providing notice thereof in the manner set forth in the Purchase Agreement.

Final Note. This Note, together with the other Transaction Documents, contains the complete understanding and agreement of Investor and Company and supersedes all prior representations, warranties, agreements, arrangements, understandings, and negotiations of Investor and Company with respect to the subject matter of the Transaction Documents. THIS NOTE, TOGETHER WITH THE OTHER TRANSACTION DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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

IN WITNESS WHEREOF, the Parties have executed this Note as of the date set forth above.

                                   INVESTOR:

                                   Typenex Co-Investment, LLC

                                   Typenex Co-Investment, LLC

                                   By: Red Cliffs Investments, Inc., its Manager

                                   By:
                                      ---------------------------------
                                       John M. Fife, President




ACKNOWLEDGED, ACCEPTED AND AGREED:

COMPANY:

Empire Global Corp.

By:
   ---------------------------------
Name:  Michele Ciavarella, B.Sc.
Title:  Chairman and CEO